Registration No. ____________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
__________________________________________________________________

                      POST-EFFECTIVE AMENDMENT NO.1
                               TO FORM S-8
                         REGISTRATION STATEMENT
                                 UNDER
                        THE SECURITIES ACT OF 1933
__________________________________________________________________

                             Kids Stuff, Inc.
          (Exact name of registrant as specified in its charter)
    Delaware                   0-29334                34-1843520
(State or other jurisdiction (Commission File No.) (I.R.S.
of incorporation)                                   Employer
                                                   Identification
                                                   No.)
4450 Belden Village Street, N.W., Suite 406, Canton, Ohio 44718
  (Address of principal executive offices)              (zip code)
__________________________________________________________________

Executive Employment Agreement, dated December 1, 1997, by and between William L. Miller and Duncan Hill, Inc.
                          (Full Titles of the Plan)
__________________________________________________________________

                              William L. Miller
             Chairman of the Board and Chief Executive Officer
                              Kids Stuff, Inc.
                4450 Belden Village Street, N.W., Suite 406
                              Canton, Ohio 44718
                       Telephone number: (330) 492-8090
         (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                _______________________________________________
                                  Copy To:

                           David G. LeGrand, Esq.
                            Dinsmore & Shohl LLP
                              Star Bank Center
                           175 South Third Street
                            Columbus, Ohio 43215
                               (614) 628-6880
                             Fax: (614) 628-6890

     Approximate date of proposed commencement of sales hereunder:
      As soon as practicable after the effective date of this
                         Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

PROSPECTUS
                               50,000 Shares

                               KIDS STUFF, INC.
                                Common Stock
                               _______________

     William L. Miller, the "Selling Stockholder," is offering for sale pursuant to this Resale Prospectus 50,000 shares (the "Shares") of the common stock without par value ("Common Stock") of Kids Stuff, Inc. (the "Company"). The Selling Stockholder originally acquired the Shares from the Company June 3, 1998, pursuant to the terms of an Employment Agreement, dated December 1, 1997, by and between Selling Stockholder and Duncan Hill, Inc., which owns approximately 80% of the issued and outstanding voting securities of the Company ("Duncan Hill"), and the addendum thereto. The Company will not receive any proceeds from the sale of the Shares hereunder.

     The Shares may be sold by the Selling Stockholder in one or more transactions, in negotiated transactions or otherwise, at prices then prevailing or at negotiated prices. The Selling Stockholder will effect such transactions by selling Shares through broker-dealer(s) which may act as agents or principals. Such broker-dealer(s) may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Commissions or discounts which may be received by brokers or dealers are not expected to exceed those customary in the type of transactions involved. The Selling Stockholder and any persons who act as broker-dealers in connection with the sale of the Shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them, and any profit on the resale of the Shares as principal, may under certain circumstances be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company is paying certain of the expenses of registering the shares of Common Stock under the Securities Act, estimated to be $6,000 in the aggregate, consisting of all costs incurred in connection with the preparation of the registration statement. In addition, the Selling Stockholder will pay or assume accounting expenses, brokerage commissions or underwriting discounts incurred in the sale of his securities, which expenses, commissions or discounts are not being paid or assumed by the Company.

     The Common Stock is quoted on the OTC Bulletin Board under the symbol "KDST". On June 2, 1998, the closing price of the Common Stock on the OTC Bulletin Board was 3-9/16 per share.

                            __________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ____________

         The date of this Prospectus is June 3, 1998.


                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, NW, Washington, D.C. and at the Commission's regional offices at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and Two World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet website at http://www.sec.gov from which copies of documents electronically filed with the Commission may also be obtained.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act, with respect to the Shares offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits incorporated therein by reference or filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference: (i) the Certificate of Incorporation of the Registrant, and the certificate of amendment thereto, contained as an exhibit to the Company's Form 10-KSB, dated April 1, 1998; (ii) the Bylaws of the Company, contained as an exhibit to the Company's Form 10-KSB, dated April 1, 1998; (iii) the Form 10-KSB, dated April 1, 1998;
(iv) the Form 10-QSB, dated May 15, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for copies should be directed to William L. Miller, Chief Executive Officer, Kids Stuff, Inc., 4450 Belden Village Street, N.W., Suite 406, Canton, Ohio, 44718, telephone:
(330) 492-8090.


                              TABLE OF CONTENTS

Available Information                                           ii

Incorporation of Certain Documents by Reference                 ii

Risk Factors                                                    1

The Company                                                     7

Selling Stockholder                                             8

Plan of Distribution                                            8

Indemnification                                                 9



     No person is authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus, in connection with the offering referred to herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities registered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk and substantial dilution and should only be purchased by investors who can afford to lose their entire investment. Each prospective investor should carefully consider the following risk factors inherent in, and affecting the business of, the Company and this Offering, together with the other information in this Prospectus, before making an investment decision.

     History of Operating and Net Losses. Despite a gain of $50,097 for the year ended December 31, 1997, the Company experienced significant losses for the years ended December 31, 1996 and 1995. For 1996 the Company incurred an operating loss of $527,125 and a net loss of $521,640. For 1995 the Company incurred an operating loss of $545,602 and a net loss of $536,992. The increase in revenues for 1997 is attributed to the acquisition of The Natural Baby Catalog and decreased selling expenses as a percentage of net sales. A substantial portion of the losses for 1996 and 1995 are associated with the establishment and development of the Jeannie's Kids Club Catalog, beginning in July, 1995. The Company believes that in order to achieve profitability with respect to its two current children's catalogs, the membership of Jeannie's Kids Club will need to reach a sustainable level of 45,000 members. Currently, there are approximately 34,000 members. There can be no assurances that the Company will increase the membership of Jeannie's Kids Club to profitable levels or that the Company will not continue to incur net losses in the future. Additionally, while the Company estimates that through the consolidation of the operations of The Natural Baby Catalog, it can save $200,000 in direct labor costs and $450,000 in general and administrative costs, there can be no assurance that these estimates can be achieved or sustained.

     Uncertainty as to Future Operating Results. The Company's revenue growth and future profitability will depend on its ability to integrate and grow The Natural Baby Catalog operations, to increase catalog sales, to expand the membership of Jeannie's Kids Club and to monitor and control costs effectively. In 1997, the Company consolidated the warehouse, telemarketing, data processing and administrative functions of The Natural Baby Catalog into the operations of the Company and intends to maintain its growth. Also, the Company intends to focus marketing efforts on expanding Jeannie's Kids Club membership, because it believes that there is a substantial market for this type of home shopping service. The Company also plans to test and develop new methods of customer acquisition. There can be no assurance that the Company will operate profitability in the future, since its future operating results depend on a number of factors, including general economic conditions, the success in attracting and retaining new customers and the level of competition.

     Services Provided to Havana. Since 1997, the Company has provided administrative and fulfillment services to an affiliate, The Havana Group, Inc. ("Havana"). Effective January 1, 1998, Havana entered into an agreement with the Company in which the Company provides administrative functions to Havana at an annual cost of $206,100, consisting of $34,000 for accounting and payroll services; $51,600 for administration and human resource management; $34,900 for data processing; $32,200 for office equipment and facilities use; $38,100 for merchandising and marketing services and $15,300 for purchasing services. The Company will provide fulfillment services to Havana at a cost of $2.40 per order processed. Havana also is obligated to pay the Company an amount equal to 5% of Havana's 1998 pre-tax profits. These fees are based on the actual costs to Havana for such services in 1997. There can be no assurance that these fees will provide an accurate estimate of the 1998 costs to the Company of providing such services to Havana.

     Costs Increases in Postage and Paper. Postal rates and paper costs affect the cost of the Company's order fulfillment and catalog and promotional mailings. The Company relies heavily on the rate structure of the United States Postal Services ("USPS") and strives for discounts for bulk mailings. Like others in the catalog industry, the Company passes along a significant portion of its shipping and handling expense, but does not pass along costs of preparing and mailing catalogs and other promotional materials. In recent years, the USPS has increased its rate for both the mailing of catalogs and packages. In January 1995, the price of paper available to the Company increased 95%, resulting in increased catalog production costs and contributing to operating loses in 1995. Although paper prices decreased in 1996, any future significant increases in postal rates or paper costs could have a material adverse effect on the Company's business, financial condition and results of operation, unless the Company is successful in developing new methods for acquiring new customers so that it need not rely upon catalog circulation as the sole method to acquire new customers.

     Need to Develop New Methods for Acquiring New Customers. Historically, the Company has relied upon catalog circulation as the sole method to acquire new customers. Because of the relatively short life of the acquired customer (prenatal to age three) and the increasing costs of catalog mailings, the Company believes that its future growth and profitability will be largely dependent upon the Company's ability to develop alternative customer acquisition programs.

     Fluctuations in Operating Results. The Company's operating results may vary from quarter-to-quarter depending on the number of catalogs mailed during the quarter and the relative profitability of the mailing lists used for the catalog mailings. The relative profitability of the mailing lists used for a particular mailing is determined by the mailing list mix between the Company's existing in-house lists and lists rented from outside sources. Some rental lists turn-out to be profitable (or more profitable) and others do not. On occasion, a rental list which has proven to be profitable in the past may experience an inexplicable short-term unsatisfactory result. Since 1994, the Company has experienced a quarterly fluctuation of approximately 105% on one occasion, quarterly fluctuations of between 45% and 65% on three occasions, and fluctuations of between 10% and 30% on four occasions.

     Competition. The mail order catalog business is highly competitive. The Company's catalogs compete with other mail order catalogs and retail stores, including department stores, specialty stores, discount stores and mass merchants. Many of the Company's competitors have greater financial, distribution and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively with existing or potential competitors.

     Upon its introduction of Jeannie's Kids Club Catalog in July, 1995, the Company experienced a competitive reaction which resulted in three other children's catalogs refusing to exchange with, or rent their mailing lists to, the Company. There can be no assurance that such a competitive reaction will not occur with respect to children's catalogs from which The Natural Baby Catalog rents mailing lists, or that such an occurrence would not have an adverse effect upon the profitability of The Natural Baby Catalog.

     Dependence Upon Key Personnel; Need for Additional Personnel. The success of the Company is highly dependent upon the continued services of William L. Miller, the Company's Chairman of the Board and Chief Executive Officer, and Jeanne E. Miller, the Company's President. Mr. Miller, one of the co-founders of the Company's parent, is principally responsible for the strategic planning and development of the Company. Mr. Miller, however, is not required to devote his full time attention to managing the affairs of the Company. Mrs. Miller, the other co-founder of the Company's parent, Duncan Hill, is primarily responsible for the merchandise selection, design and production of the catalog. Both Mr. and Mrs. Miller have entered into five-year employment agreements with the Company. However, if the employment by the Company of either Mr. or Mrs. Miller is either terminated or not renewed, or if either of them is unable to perform his or her duties, there could be a material adverse effect upon the business of the Company until a suitable replacement was found. The Company will attempt to obtain a $1 million key man life insurance policy on each of Mr. and Mrs. Miller, who are husband and wife.

     The Natural Baby Catalog was founded by Jane Martin and reflects her beliefs and philosophy. Mrs. Martin will continue to be primarily responsible for the merchandise selection, design and production of the Natural Baby Catalog pursuant to a two year consulting agreement with the Company. If her consulting engagement with the Company is either terminated or not renewed, or if she is unable to perform her duties, there could be a material adverse effect upon the business of the Company until a suitable replacement was found.

     The success of the Company's future growth and profitability will depend, in part, on the Company's ability to recruit and retain additional qualified personnel over time, including a suitable candidate to succeed Mr. Miller, who is 60 years of age, as Chief Executive Officer. There can be no assurance, however, that the Company will be able to retain such additional qualified personnel, once recruited, or recruit other qualified personnel.

     Lack of Independent Appraiser. The Company did not engage an independent appraiser in connection with its acquisition of The Natural Baby Catalog. Since independent valuations of such business were not conducted, the Company may have paid, upon the closing of the acquisition of The Natural Baby Catalog, a purchase price in excess of its fair value.

     Potential Product Liability. While the Company endeavors to sell safe products, there is a possibility that someone could claim personal injury or property damage resulting from the use of products purchased from the Company. Although the Company does not manufacture its products, as a seller of products, the Company is exposed to potential liability. The Company maintains product liability insurance for itself. Currently, the amount of coverage is $1 million per occurrence, $2 million in the aggregate and an umbrella with identical limits of coverage. Although the Company believes that its present insurance coverage is sufficient for its current level of business operations, there is no assurance that such insurance will be available to the Company in the future or that it will continue to be sufficient for the Company's purposes. A partially or completely uninsured successful claim against the Company or a successful claim in excess of the liability limits or relating to an injury excluded under the policy could have a material adverse effect on the Company.

     The Company's Chief Executive Officer is Not Required to Work Full Time; Potential Conflict of Interest. William L. Miller, is a co-founder of the Company's parent, Duncan Hill, which has other operating subsidiaries. Mr. Miller is currently the President of Duncan Hill and its other subsidiaries, as well as Chairman of the Board of Directors and Chief Executive Officer of the Company Mr. Miller's employment agreement with the Company provides that he shall be permitted to devote such time to managing the various other Duncan Hill entities as he deems appropriate. Accordingly, Mr. Miller cannot devote his full-time attention to managing the operations of the Company. Thus, a conflict of interest could potentially develop to the extent that Mr. Miller is not able to devote his full time attention to a matter that would otherwise require the full time attention of a business' chief executive officer. Because the businesses of Duncan Hill's other subsidiaries in no way relate to the children's catalog business of the Company, the Company does not believe that there is a reasonable potential for any other type of conflicts of interest, such as competition for business opportunities. Thus the Company and Duncan Hill have not adopted any procedure for dealing with conflicts of interest.

     Limited Number of Management Personnel. There are currently only two executive officers of the Company, who are husband and wife. In addition, one of those two officers, the Chief Executive Officer, will not be devoting his full time attention to the management of the Company. Thus, there can be no assurance that, if the Company grows, the current management team will be able to continue to properly manage the Company's affairs. Further, there can be no assurance that the Company will be able to identify additional qualified managers on terms economically feasible to the Company.

     Potential Adverse Effect of the Severance Compensation Applicable to the Company's Two Executive Officers. Each of the employment agreements for the Company's two executive officers provides for severance compensation to be paid to them in all instances other than the executive's termination for cause. The minimum amount of such severance will be equal to the sum of the executive's salary and bonus paid in the year preceding the year when such severance is to be paid ("base severance"). The maximum amount of such severance is equal to the base severance multiplied by 2.99. The payment of any severance compensation under any of the two employment agreements within the foreseeable future would likely have a materially adverse impact upon the Company.
Assuming that severance payments were due to each of the executive officers as of the date of the Prospectus under the immediately preceding sentence, the amount of the severance payment to each of Mr. Miller and Mrs. Miller would be $299,000 and $194,350, respectively. There can be no assurance that the payment of any such severance compensation at any time in the future would not have a materially adverse impact upon the Company.

     Control by Parent and Parent's Controlling Stockholders. Duncan Hill, the Company's parent, owns approximately 57% of the Company's outstanding Common Stock and 100% of the Company's outstanding Series A Preferred Stock (5,000 shares) which has the same voting privileges as the Common Stock. As a result, Duncan Hill will remain in a position to effectively elect all of the directors of the Company and control its affairs and policies. William L. Miller and Jeanne E. Miller, his wife, the Company's respective Chief Executive Officer and President, each respectively own 53.9% and 9.7% of the shares of the outstanding common stock of Duncan Hill, and thus are in a position to exercise effective control over the affairs of the Company through their effective control over the affairs of Duncan Hill. Ultimate voting control by the Millers may discourage certain types of transactions involving an actual or potential control of the Company, including transactions in which the public holders of the Common Stock might receive a premium for their shares over prevailing market prices.
     The Board of Directors Consists of One Outside Director. The Board of Directors consists of three members, two of which (William L. Miller and Jeanne E. Miller) are insiders and principal stockholders. Mr. and Mrs. Miller are also husband and wife. Accordingly, such individuals will be in a position to control the actions and decisions of the Board of Directors.

     Limitation on Director Liability. As permitted by Delaware law, the Company's certificate of incorporation limits the liability of directors of the Company from monetary damages from a breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

     Data Processing and/or Telephone Systems May Adversely Affect the Company's Business. The Company's ability to effectively promote products, manage inventory, efficiently purchase, sell and ship products, and maintain cost-effective operations are each dependent upon the accuracy, capability and proper utilization of the Company's data processing and telephone systems. The Company will need to enhance the capacity and capabilities of these systems from time to time to support its anticipated growth and remain competitive, commencing with the intended replacement of the Company's current computer hardware and system software. The Company's telemarketing, customer service and management information systems functions are housed in a single facility located at its headquarters. The Company has a disaster recovery program through its computer and telephone systems vendors. The Company also creates a back-up tape for off-site storage of its customer list and computer information. However, a significant disruption or loss affecting the telephone or computer systems or any significant damage to the Company's headquarters could have a material adverse effect on the Company's business.

     Need to Keep Current With Technological Changes. The direct marketing industry may be affected by ongoing technological developments in distribution and marketing methods such as on-line catalogs and Internet shopping. As a result, the Company's future success will depend on its ability to keep pace with technological developments and respond to new customer requirements. There can be no assurance that the Company's current marketing methods will remain competitive in light of future technological innovations.

     Anti-Takeover Measures. The Company is subject to a Delaware statute regulating business combinations that may serve to hinder or delay a change in control of the Company, in addition to those matters relating to control of the Company discussed immediately, above. Also, pursuant to the Company's certificate of incorporation, the Company's Board of Directors may from time to time authorize the issuance of up to an additional 5,000,000 shares preferred stock in one or more series having such preferences, rights and other provisions as the Board of Directors may decide. Any such issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of the holders of the Company's Common Stock and the market for those shares. There are no other provisions, however, in the Company's certificate of incorporation or bylaws which would serve to delay, defer, or prevent a takeover of the Company.

     No Cash Dividends. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to finance its growth.

     Possible Change of State Sales Tax Laws. Under current law, catalog retailers are permitted to make sales in states where they do not have a physical presence (e.g. offices) without collecting sales tax. Congress, however, has the power to change these laws. Since 1987, legislation has been introduced periodically in the U.S. Congress which would permit states to require sales tax collection by mail order companies. To date, this proposed legislation has not been passed. Should Congress, however, pass such legislation in the future, most states could be expected to require sales tax collection by out-of-state mail order companies. This would increase the cost of purchasing the Company's products in those states and eliminate whatever competitive advantage that the Company may currently enjoy with respect to in-state competitors in terms of sales taxation, as well as increasing the administrative and overhead costs to the company in connection with the collection of such sales tax.

     Institutional Credit Facility. Effective June 30, 1996, the Company assumed Duncan Hill's liability under Duncan Hill's $800,000 working line of credit facility provided by the United National Bank and Trust Company (the "Bank") to the Company. The Bank opened an $800,000 line of credit in the Company's name effective December 31, 1996, and simultaneously terminated Duncan Hill's line of credit. The $650,000 amount outstanding under Duncan Hill's line of credit was transferred upon termination to the line of credit opened in the Company's name. Almost all of these borrowings were used to finance the Company's operations. The line of credit is for an open term, payable upon demand. The facility is secured by the assets of the Company, as well as the assets of Duncan Hill and Havana. The repayment of the facility is guaranteed by William Miller and Havana. The amount outstanding under the facility as of March 18, 1998 is approximately $732,000. Interest is charged at the rate of 1% over prime.

     It is the policy of the Bank to review the credit facility annually, and to require that the Company maintain a zero balance on the credit line for a period of thirty consecutive days sometime during the course of each year. The Bank agreed to waive the "zero balance" required for the 1997 loan year ending June 30, 1997, because the Company's cash flow would not allow it to comply before then.

     Regulatory Matters. The Company's business, and the catalog industry in general, is subject to regulation by a variety of state and federal laws relating to advertising and product safety including, without limitation, the laws promulgated by the Federal Trade Commission and by the Consumer Product Safety Commission.

     The Company believes that it is in material compliance with all applicable governmental rules and regulations. However, there can be no assurance that any changes in such rules and regulations will not adversely affect the Company's business or that continued compliance with such rules and regulations will not adversely affect the Company's financial position.

     Trademark and Trade Names. The Company owns four federally registered trademarks: "Perfectly Safe", "Perfectly Safe, The Catalog For Parents Who Care" with logo; "Perfectly Safe Guarantee" with logo; and logo. The Company plans to register its mark, "Jeannie's Kids Club," as a unique identification of its Jeannie's Kids Club Catalog. With the recent acquisition of The Natural Baby Catalog, the Company acquired the ownership of the trademark "The Natural Baby Co., Inc." with logo, which is a federally registered trademark. There can be no assurance as to the extent of the protection that will be provided to the Company as a result of having such trademarks and trade names or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce these proprietary rights.

     Brief History of Public Market; Market Volatility. The Common Stock of the Company has been available to the public for only twelve months. There can be no assurance that, following this Offering, an active public trading market will be sustained or that the Common Stock will be resold at or above the Offering price. Additionally, the market price of the Company's securities may trade below the Offering price in response to changes in the general condition of the economy or the retail and catalog business, as a whole, as well as in response to the Company's periodic financial results which may fluctuate quarterly as a result of several factors, including the timing of catalog mailings and changes in the selection of merchandise offered and sold.

     Certain Implications of Trading Over-The-Counter; "Penny
Stock" Regulations. The Company's Common Stock is quoted over-the-counter on the Nasdaq OTC Electronic Bulletin Board. An investor may find it more difficult to dispose of, or obtain quotations as to the price of the Company's securities trading over-the-counter than he or she would, had the Company applied to list its securities on a national securities exchange, such as the Nasdaq SmallCap market.

     The Securities and Exchange Commission has adopted "penny stock" regulations which apply to certain securities traded over-the-counter.
 The regulations generally define "penny stock" with respect to a number of criteria including, without limitation, the characteristic of having a market price of less than $5.00 for a particular transaction. Subject to certain limited exceptions, the rules for any transaction involving a "penny stock" require the delivery by a broker-dealer, prior to a transaction involving penny stock, of a risk disclosure document prepared by the Commission that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules imposed additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional credited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer have determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction.

     The Company's Common Stock, as of the time of this Offering, appears to fulfill some of the elements of "penny stock," thus it cannot be assured that, at the time of any subsequent offering by broker-dealers, the Common Stock will not be subject to the additional risk disclosure documentation requirements of the Securities and Exchange Commission with respect to "penny stock." Future investors should be aware that the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities, may affect the ability of investors to sell the Company's securities in the secondary market, and may adversely affect the price of the Company's securities.

     Limits on Secondary Trading. Purchasers in this Offering and future purchasers of the Company's securities in the secondary market may be restricted or prohibited from re-selling the securities in particular states as a result of applicable blue sky laws. These restrictions may reduce the liquidity of the securities and including their market price.


                          THE COMPANY

     Kids Stuff, Inc. is a specialty direct marketer that currently publishes three catalogs for children's products, focusing on children ages prenatal to three years: "Perfectly Safe, The Catalog for Parents Who Care ," "Jeannie's Kids Club" and "The Natural Baby Catalog." The Company acquired the assets and operations of "The Natural Baby Catalog" in July 1997 from The Natural Baby Co., a mail order retailer of children's clothing and toys. The purchase was funded from the proceeds of an initial public offering.

     "Perfectly Safe" and "Jeannie's Kids Club" emphasize primarily children's hardgood products (i.e., products made from materials other than fabric) and "The Natural Baby Catalog" specializes in children's products made from natural fibers.

     The Company is a subsidiary of Duncan Hill. Duncan Hill is the developer and marketer of a designer line of smoking pipes, tobacco and accessories, and also operates a pipe, tobacco and cigar mail order catalog called, "Carey's Smoke Shop."

     The Company, at March 31, 1998, employed 35 full-time and 15 part-time customer service telemarketing employees, and, during 1996 and 1997, processed over 708,497 telephone orders, catalog requests and service requirements.

     The Company was incorporated in July, 1996. The Company's principal executive offices are located at 4450 Belden Village
Street, N.W., Suite 406, Canton, Ohio 44718. Its telephone number at its principal executive office is (330) 492-8090.


                           SELLING STOCKHOLDER

     The Selling Stockholder acquired the Shares on June 3, 1998, pursuant to the terms of an Executive Employment Agreement between Selling Stockholder and Duncan Hill, dated December 1, 1997, and the addendum thereto, dated June 1, 1998.

     The following table sets forth information as of March 31, 1998, with respect to beneficial ownership of Common Stock by the Selling Stockholder and has been provided to the Company by the Selling Stockholder(3):

                   Prior to                     After the
                   Offering                     Offering (2)
                   ________                     ____________
                   Shares           Shares to   Shares
Name of Selling    Beneficially     be Sold in  Beneficially
Shareholder (1)    Owned   Percent  Offering    Owned    Percent
________________   ________________ __________ __________________

William L. Miller  2,390,000  67.6%   50,000    2,340,000  66.2%


     (1) Persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.
     (2) The information provided in this column assumes that the Selling Stockholder will offer for sale all Shares beneficially owned by them, although there can be no assurance that any of the Selling Stockholder will in fact sell all or any specific portion of such Shares.
     (3) This table does not include preferred stock, of which Mr. Miller beneficially owns 5,000,000 shares, or 100% of the Class A Nonvoting Preferred Stock.


                             PLAN OF DISTRIBUTION

General

     The Company is paying certain of the expenses of registering the shares of Common Stock under the Securities Act, estimated to be $6,000 in the aggregate, consisting of all costs incurred in connection with the preparation of the registration statement. In addition, the Selling Stockholder will pay or assume accounting expenses, brokerage commissions or underwriting discounts incurred in the sale of his securities, which expenses, commissions or discounts are not being paid or assumed by the Company.

     The Shares may be sold by the Selling Stockholder in one or more transactions, in negotiated transactions or otherwise, at prices then prevailing or at negotiated prices. The Selling Stockholder will effect such transactions by selling Shares through broker-dealer(s) which may act as agents or principals. Such broker-dealer(s) may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Commissions or discounts which may be received by brokers or dealers are not expected to exceed those customary in the type of transactions involved. The Selling Stockholder and any persons who act as broker-dealers in connection with the sale of the Shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them, and any profit on the resale of the Shares as principal, may under certain circumstances be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholder intends to sell his shares of Common Stock through a broker-dealer in the over-the-counter market, or otherwise, on terms and conditions and at prices determined at the time of the sale by the Selling Stockholder. Expenses of any such sale will be borne by the parties as they may agree.

                            INDEMNIFICATION

     The Company's certificate of incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity or to his responsibilities under any other law, such as the federal securities laws. The provision, however, does not affect the availability of seeking equitable relief against a director of the Company. In addition, the Company's bylaws provide that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.